AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT (“Agreement”), dated as of April 18, 2022 and effective as of March 1, 2022 (the “Effective Date”) by and among Applied UV, Inc. a Delaware corporation (“Parent”), Munn Works LLC, a New York limited liability company and wholly-owned subsidiary of the Parent (the "Company"), and Max Munn (the “Executive”).

WHEREAS, the Parent, the Company and the Executive previously entered into an employment, dated as of March 4, 2021 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.  Employment.

The Executive’s employment shall continue under this Agreement commencing on the Effective Date. The Parent hereby agrees to employ the Executive as President of Parent and the Company hereby agrees to employ the Executive as the sole Manager (“Manager”) and Chief Executive Officer of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.  Roles and Responsibilities.

In his position as Manager and Chief Executive Officer of the Company, Executive shall report to the Board of Directors of Parent and be responsible for:

•	Managing the long-term strategy and day-to-day operations of the Company including its sales, marketing and financial performance;
•	Meeting performance goals as established by the Board of Directors of the Parent (the “Board”);
•	Providing timely and accurate guidance to the Board as to the performance of Company;
•	All hiring activities of Company, provided that they are consistent with any standards established by Parent; and
•	Such other reasonable duties assigned to the Executive by the Board.

In his position as President of Parent, Executive shall report to the Board of Directors of Parent and be responsible for:

•	Identifying potential acquisition/merger candidates for Parent and presenting said candidate opportunities to the Board for consideration; and
•	Such other reasonable duties assigned to the Executive by the Board.

The Executive shall comply with all applicable policies and procedures of the Parent and the Company. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and give his best efforts to the success of the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Sections 5 or 6 of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive's continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Effective Date, shall be deemed not to interfere with his performance of his duties and responsibilities under this Agreement), (iii) serve on boards of other companies and (iv) make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iv) of this paragraph.

2. Place of Performance.

During the Employment Period, the Executive will reside in the area of metro New York, New York and the Executive shall not be required to relocate to any other location. The Executive agrees to be judicious in spending time between the Parent’s and the Company’s other physical locations and office facilities, and all travel required to grow business, develop, acquire and visit vendors, partners, customers and suppliers. The Executive may, in his sole opinion, work from his residence when he deems it advisable.

3. Compensation and Related Matters.

(a) Base Salary. As base salary for the entire Term (defined below), the Company agrees to pay Executive an annual salary of $360,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll schedule and will be subject to payroll taxes and other customary payroll deductions.

(b) Commencement of Salary Payments. Salary payments pursuant to this Agreement shall commence on April 27, 2022 (the “Initial Salary Date”). On the Initial Salary Date, the Executive will receive his normal weekly salary for the pay period ending on such date plus retroactive weekly salary payments (based on the Base Salary) for all prior weekly periods commencing March 1, 2022. Thereafter, Executive shall receive his customary weekly Base Salary payments in accordance with the with the Company’s regular payroll schedule, subject to payroll taxes and other customary payroll deductions.

(c) Cancellation of Base Salary Options. The Parent and the Executive agree that, effective as of the Effective Date, 206,557 Base Salary Options, both vested and unvested, granted to the Executive pursuant to the Original Agreement are hereby terminated and cancelled. The Executive agrees that any agreements or writings evidencing the Base Salary Options shall automatically be amended to reflect that the total number of Base Salary Options granted have been reduced to 103,278 (which is one-third of the Base Salary Options which represents one year of Salary under the Original Agreement).

“Base Salary Options” means options to purchase 309,835 shares of common stock of the Parent.

(d) Annual Cash Bonus (“ACB”). For each full fiscal year of the Company that begins and ends during the Term, the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the "Compensation Committee") (the "Annual Bonus") based on the achievement by the Company and the Parent of reasonable performance goals established by the Compensation Committee and agreed to by Executive for each such fiscal year; provided, that the Annual Bonus shall be no greater than $500,000; provided however in no event shall the Executive’s Annual Bonus be less than the annual bonus received by the Chief Executive Officer of the Parent.

(e) Automobile. The Company shall provide the Executive with the use of a Company-owned automobile for business and personal use. The Company shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of such automobile. Executive shall comply with reasonable reporting on the use of such automobile, as the Company or the Parent may establish from time to time or, at the Executive’s option, reimburse for the Executive for auto related payments paid by the Executive in an amount of $850 per month plus the cost of auto insurance and such amounts will be grossed up to cover any income taxes associated with such payments.

(f) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all documented business, travel and entertainment expenses related to the conduct of the Company’s business and consistent with the Executive's titles and the practices of the Company including but not limited to home office expenses, mobile office expenses and other technology expenses, which the Executive deems appropriate.

(g) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year.

(h) Welfare, Pension and Incentive Benefit Plans. During the Term, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs or the Company shall reimburse the Executive if he chooses to obtain his own insurance up to $1,500 per month. In addition, during the Term, the Executive shall be eligible to participate in all pensions, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.

4. Work Product.

As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which may or may not be related to the Company, but are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person and whether or not for the Company or otherwise) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company prior to the Effective Date, or that he may discover, invent or originate during the Period of Employment, shall be the exclusive property of the Company, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s rights to any Work Product.

5. Term & Termination.

The term of this Agreement is from the Effective Date until February 28, 2024 (the “Term”) then auto renewed for one-year periods or until a new mutually acceptable agreement is reached; provided; however, the Executive's employment hereunder may be terminated during the Term and the Term will end, under the following circumstances:

(a) Termination for Cause.

The Executive’s employment hereunder may be terminated by the Company or Parent upon simple notice in writing transmitted to the Executive, without the Parent or the Company (or any of their Affiliates) being bound to pay any compensation whatsoever or accelerated vesting of options if termination is for any of the following reasons determined in good faith by the Board of Directors, each of which constitutes cause (hereinafter, “Cause”):

(i) The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for a consecutive three-month period. In such a case, the Executive may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any. The Parent’s ability to terminate the Executive as a result of any disability shall be to the extent permitted by New York or federal law.

(ii) The Executive materially breaches the terms of this Agreement.

(iii) The Executive fundamentally or materially fails to perform his duties as Manager of the Company and failure to attempt in good faith to implement a clear and reasonable directive from the Board of Directors.

(iv) There is a conclusive determination that the Executive has committed material fraud, theft, embezzlement or other material criminal act of a similar nature.

(v) Any material act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Parent or the Company.

(vi) The Executive fails or refuses to follow in any material respect any reasonable and lawful directives of the Board of Directors.

(vii) The Executive misuses or abuses alcohol, drugs or controlled substances.

(viii) The Executive's material breach of any material term of any confidentiality provision of this Agreement regarding the Parent's or its Affiliates' confidential or trade secret information.

(ix) The Executive conducts himself publicly, by speech or behavior, in such a manner as to cause material public embarrassment, scandal or ridicule to the Parent or any of its Affiliates.

(x) The Executive fails to comply, in all material respects, with the laws and regulations applicable to the Parent or any of its subsidiaries, including the rules established by, and agreements with, the Parent’s securities exchange except when such failure could not reasonably be expected to have a material adverse effect of the Parent or any of its subsidiaries.

Provided, however, no reason set forth in this Section 5.2(a)(i) through (x) shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a substantial cure or correction; (2) the reason is not cured or corrected during such time as reasonably determined by the Board of Directors; and (3) the reason clearly and adversely affects the Executive’s ability to continue to perform his duties and responsibilities under this Agreement. Notwithstanding anything to the contrary contained herein, if the Executive decides to challenge the Board of Director’s determination that Cause exists in a court of law or other legal proceeding, the Company shall (i) continue pay Executives Base Salary and (ii) pay the Executive’s reasonable legal fees in connection with such challenge as set forth in Section 10, in each case, until the such time as the Executive has exhausted all available appeals related to such challenge and a final verdict has been rendered.

(b) Termination by Death. In the event of the Executive’s death during his period of employment, the Parent’s and the Company’s obligation to make payments under this Agreement shall terminate on the date of death.

(c) Voluntary Termination. In the event Executive wishes to resign for any reason, the Executive shall give at least thirty (30) days prior written notice of such resignation to the Board of Directors. Any such notice shall not relieve either the Executive or the Parent or the Company of their respective obligations to perform under this Agreement or to relieve the Parent and the Company to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

(d) Good Reason. Executive may terminate his employment for Good Reason so long as Executive tenders his resignation to the Parent within 45 days after the occurrence of the event which forms the basis for his resignation for Good Reason. Executive shall provide written notice to the Parent describing the nature of the event which forms the basis for Executive’s resignation for Good Reason, and the Parent shall thereafter have ten (10) days to cure such event. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the President:

(i) Any material diminution of Executive positions, duties, responsibilities hereunder, the assignment of his duties that are inconsistent with his current position; a change in his reporting relationship; or a change in his titles and authority;

(ii) The requirement of the Executive to relocate to locations other than those provided in Section 2 hereof; or

(iii) Any material breach of this Agreement by the Parent or the Company.

In the event that the Executive terminates this Agreement for Good Reason at a date that is following the Effective Date, the Parent or the Company shall pay to Executive Severance Pay. The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(e) Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 4. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Parent or the Company may have against the Executive, and the Parent’s and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

6. Confidential Information.

The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Parent and the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Parent or its officers, directors, shareholders, agents or related or associated companies collectively (“Affiliates”), which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Parent and/or its Affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Company and/or its Affiliates and contrary to their best interests. Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Parent and its Affiliates, or as required under applicable law. This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive’s employment with the Parent and the Company, so long as such confidential information does not become public as a result of an act by the Parent or the Company or a third party, which act does not involve the fault of one of its executives. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Parent or the Company to make any such reports or disclosures and Executive is not required to notify the Parent or the Company that I have made such reports or disclosures.

7. Non-Solicitation

(a) Except as otherwise prohibited in the State of New York, the Executive shall not compete with the Parent in the businesses that it or any of its subsidiaries are engaged in. Executive shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Parent or with any of its subsidiaries, including, without limitation, as an executive, director, officer, employer or principal, unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner that is in competition with the business of the Parent or any of its subsidiaries. This noncompetition covenant is limited as follows:

(1) As to the time period, to the duration of the Executive’s employment and for a period of 18 months following the date of termination of his employment;

(2) As to the geographical area, the territory in which the Parent and/or its subsidiaries operated during the two years preceding the employment termination date.

(b) The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 7(a)(1) and (2), not to solicit clients for sales of products that are competitive with products that are sold by any of the Parent’s subsidiaries or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Parent or any of its subsidiaries.

(c) The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 7(a)(1) and (2), not to induce, attempt to induce or otherwise interfere in the relations which the Parent or which any of its subsidiaries has with their distributors, suppliers, representatives, agents and other parties with whom the Parent or any of its subsidiaries deals.

(d) The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 7(a)(1) and (2), not to induce, attempt to induce or otherwise solicit the personnel of the Company to leave their employment with the Parent or any of its subsidiaries nor to hire the personnel of the Parent or any of its subsidiaries for any enterprise in which the Executive has an interest.

(e) The Executive acknowledges that the provisions of this Section 7 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Parent and its subsidiaries, while allowing the Executive to earn his living.

(f) Nothing in this Section 7 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive’s duty of loyalty and obligation to act faithfully, honestly and ethically.

8. Indemnification.

(a) General. During the Term, the Parent agrees that it will maintain industry standard Director & Officer Liability Insurance and that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive is or was a trustee, director or officer of the Parent , or any of their Affiliates or is or was serving at the request of the Parent, or any of its Affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Parent to the fullest extent authorized by Delaware law and as otherwise allowed by law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith unless such Expenses are the result of the Executive’s gross negligence or willful misconduct, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. The Parent shall not provide indemnification for any Expenses paid for under the terms of the Company’s Director & Officer Liability Insurance.

(b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification or payment of any kind by the Parent for some or a portion of any obligations hereunder, including Expenses, the Parent shall pay the Executive for the portion of such Expenses to which the Executive is entitled and any such amount shall be deemed compensation in any Chapter 11bankruptcy proceeding.

(e) Notice of Claim. The Executive shall give to the Parent notice of any claim made against his for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Parent such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

(f) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i) The Parent will be entitled to participate therein at its own expense;

(ii) Except as otherwise provided below, to the extent that it may wish, the Parent will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Parent's sole discretion may be regular counsel to the Parent and may be counsel to other officers and directors of the Parent or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Parent and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Parent.

(iii) The Parent shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Parent shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Parent or limitation on the Executive without the Executive's written consent. Neither the Parent nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(g) Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Parent or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

9. Legal Fees and Expenses.

If any contest or dispute shall arise between the Parent and the Executive regarding any provision of this Agreement, the Parent shall continue to pay all of the above enumerated expenses and compensation and all of the Executive’s legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute. Such payment shall be made directly to the Executive’s counsel within three business days of receipt of an invoice of Executive’s counsel.

10. Successors; Binding Agreement.

(a) Parent's Successors. No rights or obligations of the Parent under this Agreement may be assigned or transferred, except that the Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Parent would be required to perform it if no such succession had taken place. As used in this Agreement, "Parent" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive's Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to Executive hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

11. Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

12. Arbitration.

Any controversy arising out of or relating to this Agreement or any termination thereof shall be submitted to and settled by the American Arbitration Association and pursuant to the Commercial Arbitration Rules. The venue for any arbitration shall be Westchester County, New York. The parties hereto and all who may claim under them shall be conclusively bound by the determination of such arbitration. The parties hereby submit to the in personam jurisdiction of the courts of the State of New York and the Federal courts located therein (and expressly waive any defenses to personal jurisdiction by such courts) for the purpose of confirming, vacating or modifying any award pursuant to such arbitration and entering judgment thereon.

13. Notice.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by recognized carrier, addressed to the Executive at his residence address most recently filed with the Parent.

14. Miscellaneous.

No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Parent, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

15. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Entire Agreement.

This Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

18. Withholding.

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

19. Section Headings.

The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

APPLIED UV, INC.

By: /s/ John Andrews

Name: John Andrews

Title: Chief Executive Officer

MUNN WORKS LLC

By: /s/ Michael Riccio

Name: Michael Riccio

Title: Vice-president

EXECUTIVE

/s/ Max Munn

Max Munn

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